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March 18, 1998



Mr. Daniel Geribo, President
Metro Global Media, Inc. and Subsidiaries
1060 Park Avenue
Cranston, RI 02910

Dear Mr. Geribo:

This letter is referenced to our correspondence dated December 19, 1997 addressed to Mr. Alan S. Casale, Director and to the Board of Directors of Metro Global Media, Inc. ("the Company"). In that letter we stated that our audit reports dated July 31, 1997 and August 9, 1996 on the underlying Company's financial statements for the years ended May 31, 1997 and May 31, 1996 were not to be relied upon due to certain recent developments. Subsequently, the Company filed Form 8K on December 24, 1997 with the U.S. Securities and Exchange Commission disclosing that Mr. Thomas J. Blair, the Company's Chief Financial Officer and principal liaison during the audits for years ended May 31, 1996 and May 31, 1997, was a convicted felon and was permanently suspended from appearing or practicing before the commission. As a result, management engaged an independent accounting firm to investigate the accounting and financial reporting during Mr. Blair's tenure with the Company.

On March 12, 1998 the Company's SEC counsel provided us with a report dated March 5, 1998 issued by Ten Eyck Associates, Inc. (an independent consulting firm engaged by the Company). Such report indicated that Ten Eyck Associates, Inc. investigated the Company's accounting and financial practices during the period of Mr. Thomas J. Blair's tenure with the Company and the investigation did not reveal any accounting or financial reporting irregularities. Further, the investigation did not detect any transaction that appear to have been other than in the ordinary course of the Company's business. Also, on March 13, 1998 you had provided us with an updated management representation letter summarizing the aforementioned facts.

Our due diligence was limited to giving consideration to the findings and contents of the investigation report prepared by Ten Eyck Associates, Inc. and to the Company's management updated representation letter as it related to our previously issued audit reports dated July 31, 1997 and August 9, 1996 on the Company's financial statements for the years ended May 31, 1997 and May 31, 1996.

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Based on the aforementioned reports provided to us by management and Ten Eyck
Associates, Inc., we have concluded that our previously issued audit reports dated July 31, 1997 and August 9, 1996 on the Company's financial statements for the years ended May 31, 1997 and May 31, 1996 may be relied upon as originally filed.

We also suggest that the Company contact its SEC counsel and report all of the above information on Form 8K, which copy must be provided to us before filing as soon as possible.

Very truly yours,



Trien Rosenberg Rosenberg
Weinberg Ciullo & Fazzari LLP